As Filed with the Securities and Exchange Commission on December 22, 2005

Registration Nos. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFIC ENERGY PARTNERS, L.P.	PACIFIC ENERGY FINANCE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)	(Exact Name of Registrant as Specified in Its Charter)

Delaware	Delaware
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)

1311	1311
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

56-0490580	68-0490580
(I.R.S Employer Identification Number)	(I.R.S Employer Identification Number)

5900 Cherry Avenue Long Beach, California 90805-4408 (562) 728-2800	5900 Cherry Avenue Long Beach, California 90805-4408 (562) 728-2800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Irvin Toole, Jr.
President and Chief Executive Officer
Pacific Energy Management LLC
5900 Cherry Avenue
Long Beach, California 90805-4408
(562) 728-2800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Alan P. Baden
Vinson & Elkins L.L.P.
666 Fifth Avenue
26th Floor
New York, New York 10103
(212) 237-0000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering:
Common Units of Pacific Energy Partners, L.P.	(1)	(1)	(1)
Debt Securities of Pacific Energy Partners, L.P. and Pacific Energy Finance Corporation	(1)	(1)	(1)(2)
Guarantees of Debt Securities	(1)	(1)	(2)(3)	(3)
Total			$1,000,000,000(4)(5)	$107,000
Secondary Offering:
Common Units of Selling Unitholders	14,765,000(6)	$30.125(7)	$208,352,031(7)	$22,294
Subordinated Units of Selling Unitholder	7,848,750	$30.125(8)	$236,443,594(8)	$25,299
Total		$47,593	$444,795,625(7)(8)	$47,593

(1)        An indeterminate principal amount or number of the securities of each identified class may be issued in primary offerings from time to time at indeterminate prices, with an aggregate offering price not to exceed $1,000,000,000.

(2)        If any debt securities are issued at an original issue discount, then the offering price of those debt securities shall be in an amount that will result in an aggregate initial offering price not to exceed $1,000,000,000, less the dollar amount of any registered securities previously issued.

(3)        If a series of debt securities of Pacific Energy Partners, L.P. and Pacific Energy Finance Corporation is guaranteed, Pacific Energy Group LLC, Pacific Marketing and Transportation LLC, Pacific Atlantic Terminals LLC, Rocky Mountain Pipeline System LLC, Ranch Pipeline LLC, PEG Canada GP LLC  and PEG Canada, L.P. may fully, irrevocably and unconditionally guarantee on an unsecured basis the debt securities of Pacific Energy Partners, L.P. and Pacific Energy Finance Corporation.  Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees of the debt securities being registered.

(4)        Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed.

(5)        The proposed maximum aggregate offering price for each class of securities to be registered is not specified pursuant to General Instruction II.D. of Form S-3.

(6)        Includes the resale of 7,848,750 common units, issuable upon the conversion of subordinated units registered hereby into common units. No separate consideration will be received for the common units issuable upon conversion of the subordinated units and, therefore, pursuant to Rule 457(i) under the Securities Act no registration fee is required.

(7)        This price is estimated in accordance with Rule 457(c), solely for the purpose of calculating the registration fee and is based on the high and low prices of the common units on December 19, 2005, as reported on the New York Stock Exchange.

(8)        Estimated based on the offering price of the common units solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act based on the proposed offering price of the subordinated units.

EACH REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

EXACT NAME OF REGISTRANT GUARANTOR(1)	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION	I.R.S. EMPLOYER IDENTIFICATION NUMBER
Pacific Energy Group LLC	Delaware	84-1598428
Pacific Marketing and Transportation LLC	Delaware	33-0973195
Pacific Atlantic Terminals LLC	Delaware	20-3209607
Rocky Mountain Pipeline System LLC	Delaware	84-1609139
Ranch Pipeline LLC	Delaware	84-0882739
PEG Canada GP LLC	Delaware	14-1907325
PEG Canada, L.P.	Delaware	14-1907329

The address for each Registrant Guarantor is 5900 Cherry Avenue, Long Beach, California 90805-4408 and the telephone number for each Registrant Guarantor is (562) 728-2800. The Primary Standard Industrial Classification Code Number for each Registrant Guarantor is 1311.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2005

PROSPECTUS

$1,000,000,000

Pacific Energy Partners, L.P.

Common Units
Subordinated Units

Pacific Energy Partners, L.P.

Pacific Energy Finance Corporation

Debt Securities

14,765,000 Common Units

7,848,750 Subordinated Units

Offered by the Selling Unitholders

This prospectus relates to:

•                  Common units representing limited partner interests in Pacific Energy Partners, L.P.,

•                  Debt securities of Pacific Energy Partners, L.P. and Pacific Energy Finance Corporation, and

•                  Up to 14,765,000 common units (including 7,848,750 common units, issuable upon the conversion of subordinated units into common units) and 7,848,750 subordinated units, each representing limited partner interests in Pacific Energy Partners, L.P., offered by the selling unitholders.

This prospectus describes the general terms of these securities and the general manner in which we will offer the securities.  The specific terms of any securities we offer will be included in a supplement to this prospectus.  The prospectus supplement will also describe the specific manner in which we will offer the securities.

The common units and subordinated units owned by the selling unitholders named in this prospectus or in any supplement to this prospectus may be offered from time to time.  We will not receive any proceeds from the sale of common units or subordinated units by the selling unitholder.

Our common units are traded on the New York Stock Exchange under the symbol “PPX.”

Limited partnerships are inherently different from corporations. You should carefully consider each of the factors described under “Risk Factors” which begins on page 3 of this prospectus before you make an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS DECEMBER 22, 2005.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

PACIFIC ENERGY PARTNERS, L.P.

PACIFIC ENERGY FINANCE CORPORATION

THE SUBSIDIARY GUARANTORS

RISK FACTORS

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

USE OF PROCEEDS

RATIO OF EARNINGS TO FIXED CHARGES

DESCRIPTION OF DEBT SECURITIES

DESCRIPTION OF OUR COMMON UNITS

DESCRIPTION OF OUR SUBORDINATED UNITS

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

CASH DISTRIBUTIONS

MATERIAL TAX CONSEQUENCES

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

SELLING UNITHOLDERS

PLAN OF DISTRIBUTION

LEGAL MATTERS

EXPERTS

WHERE YOU CAN FIND MORE INFORMATION

INFORMATION WE INCORPORATE BY REFERENCE

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information contained in this prospectus or the prospectus supplement, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process.  Under this shelf registration process, we may sell up to $1,000,000 in aggregate offering price of the common units or debt securities described in this prospectus in one or more offerings.  In addition, the selling unitholders may sell up to 14,765,000 common units (which includes 7,848,750 common units issuable upon the conversion of subordinated units into common units) and 7,848,750 subordinated units.  This prospectus generally describes Pacific Energy Partners, L.P., the selling unitholders and the common units, subordinated units and debt securities.  Information regarding other securities which we may sell in the future, new issuers (including our subsidiaries) and additional selling unitholders may be contained in a supplement to this prospectus or in information incorporated into a prospectus supplement.

Each time we sell securities, and each time the selling unitholder sells common units with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add to, update or change information in this prospectus.  The information in this prospectus is accurate as of December 22, 2005.  Therefore, before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.”

PACIFIC ENERGY PARTNERS, L.P.

We are a publicly traded Delaware limited partnership engaged principally in the business of gathering, transporting, storing and distributing crude oil, refined products and related products. We generate revenue primarily by charging tariff rates for transporting such products on our pipelines and by leasing tank storage capacity. We also buy and sell crude oil, activities that are complementary to our pipeline transportation business. We operate primarily in California, Colorado, Montana, New Jersey, Pennsylvania, South Dakota, Utah and Wyoming in the United States and in Alberta, Canada. On September 30, 2005, we, through two of our wholly-owned subsidiaries, acquired certain refined products and crude oil terminal assets and a refined products pipeline. The assets purchased consist of (i) the Martinez and Richmond terminals in the San Francisco, California area, (ii) the North Philadelphia, South Philadelphia and Paulsboro, New Jersey terminals in the Philadelphia, Pennsylvania area, and (iii) a 550-mile refined products pipeline, known as the West Pipeline System, with four terminals in the U.S. Rocky Mountains.

We are managed by our general partner, Pacific Energy GP, LP, a Delaware limited partnership (the “General Partner”), which, prior to its conversion to a limited partnership on March 3, 2005, was Pacific Energy GP, Inc., a corporation owned 100% by a subsidiary of The Anschutz Corporation. On March 3, 2005, The Anschutz Corporation sold all of its interest in Pacific Energy GP, Inc. to LB Pacific, LP, which was formed by the Lehman Brothers Merchant Banking Group in connection with the purchase.  Pacific Energy GP, LP is managed by its general partner, Pacific Energy Management LLC, a Delaware limited liability company, thus the officers and Board of Directors of Pacific Energy Management manage the business affairs of the Partnership and its General Partner.

Our principal executive offices are located at 5900 Cherry Avenue, Long Beach, California 90805, and our telephone number is (562) 728-2800.

As used in this prospectus, “we,” “us,” “our” and “Pacific Energy Partners” mean Pacific Energy Partners, L.P. and, where the context requires, our subsidiaries.

PACIFIC ENERGY FINANCE CORPORATION

We own 100% of Pacific Energy Finance Corporation. Pacific Energy Finance Corporation was organized for the purpose of co-issuing our 7 1/8% senior notes due 2014 and also co-issued our 6 1/4% senior notes due 2015.

THE SUBSIDIARY GUARANTORS

Pacific Energy Group LLC, Pacific Marketing and Transportation LLC, Pacific Atlantic Terminals LLC, Rocky Mountain Pipeline System LLC, Ranch Pipeline LLC, PEG Canada GP LLC  and PEG Canada, L.P. are subsidiaries as of the date of this prospectus.  We have a 100% ownership interest in Pacific Energy Group LLC, whose 100% owned subsidiaries consist of:

•                  Pacific Pipeline System LLC, owner of Line 2000 and the Line 63 system,

•                  Pacific Terminals LLC, owner of the Pacific Terminals storage and distribution system,

•                  Pacific Marketing and Transportation LLC, owner of the Pacific Management and Transportation gathering and blending system,

•                  Pacific Atlantic Terminals LLC, which was formed for the purpose of acquiring the California and East Coast terminal assets we purchased on September 30, 2005,

•                  Rocky Mountain Pipeline System LLC, owner of the Western Corridor and the Salt Lake City Core systems, and which acquired the West pipeline system on September 30, 2005, and

•                  Ranch Pipeline LLC, the owner of a 22.22% partnership interest in Frontier Pipeline Company, a Wyoming general partnership.

We hold a 100% ownership interest in PEG Canada GP LLC, the general partner of PEG Canada, L.P., the holding company of our Canadian subsidiaries. We own 100% of the limited and general partner interests in PEG Canada, L.P., whose 100% owned subsidiaries consist of:

•                  Rangeland Pipeline Company, which owns 100% of Aurora Pipeline Company Ltd., and a partnership interest in Rangeland Pipeline Partnership,

•                  Rangeland Northern Pipeline Company, which owns the remaining partnership interest in Rangeland Pipeline Partnership, and

•                  Rangeland Marketing Company, which controls the entire capacity of Rangeland pipeline.

•                  Rangeland Pipeline Partnership owns all of the assets that make up the Rangeland pipeline system except the Aurora pipeline, which is owned by Aurora Pipeline Company Ltd.

Pacific Energy Group LLC, Pacific Marketing and Transportation LLC, Pacific Atlantic Terminals LLC, Rocky Mountain Pipeline System LLC, Ranch Pipeline LLC, PEG Canada GP LLC  and PEG Canada, L.P. may unconditionally guarantee any series of debt securities of Pacific Energy Partners offered by this prospectus, as set forth in a related prospectus supplement.  As used in this prospectus, and when discussing guarantees, the term “subsidiary guarantors” means Pacific Energy Group LLC, Pacific Marketing and Transportation LLC, Pacific Atlantic Terminals LLC, Rocky Mountain Pipeline System LLC, Ranch Pipeline LLC, PEG Canada GP LLC  and PEG Canada, L.P..

RISK FACTORS

An investment in the securities involves a significant degree of risk, including the risks described below.  You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document in evaluating an investment in the securities.  In addition, you should read the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated herein by reference.

If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially and adversely affected.  In that event, we may be unable to pay distributions to our unitholders, or pay interest on, or the principal of, any debt securities.  In that event, the trading price of the common units, subordinated units or other equity securities which we may issue could decline or you could lose all or part of your investment.

Risks Related to our Business

Actual costs incurred in connection with the release of crude oil on Line 63 in excess of our total estimated cost could have a material adverse effect on our financial condition, results of operations or cash flows.

The estimates of oil containment and clean-up of the areas impacted by the crude oil release on Line 63 are based on facts known at the time of estimation and our assessment of the ultimate outcome. Among the many uncertainties that impact the estimates are the necessary regulatory approvals for, and potential modification of, remediation plans, the ongoing assessment of the impact of soil and water contamination, changes in costs associated with environmental remediation services and equipment, and the possibility of third-party legal claims giving rise to additional expenses. Therefore, no assurance can be made that any costs incurred in excess of the total estimated cost for oil containment and clean-up of the impacted areas, if any, would not have a material adverse effect on our financial condition, results of operations or cash flows.

Risks Associated with the Acquisition of the Valero Assets

On September 30, 2005, as described in our Quarterly Report on Form 10-Q for the period ended September 30, 2005, which is incorporated herein by reference, we acquired certain terminal and pipeline assets, which we refer to herein as the Valero Assets, from various subsidiaries of Valero, L.P., which we refer to herein as the Sellers.

The integration of the Valero Assets into our operations may be more costly than anticipated.

We may face difficulties integrating the Valero Assets into our operations on an efficient and timely basis, resulting in significantly higher costs to us than anticipated and thus adversely affecting our ability to make cash distributions to our unitholders or to pay interest on, or the principal of, our debt securities. During the transition of operational control of these assets from the Sellers to us, we may experience unforeseen operating difficulties as we integrate the acquired assets into our existing operations, including difficulties:

•                  integrating the financial, technological and management standards, processes, procedures and controls of the acquired assets with those of our existing operations;

•                  managing the increased scope and complexity of our operations; and

•                  mitigating contingent and/or assumed liabilities.

In connection with our acquisition of the Valero Assets, we incurred certain liabilities. These costs and liabilities may not be covered by indemnification rights we have against the Sellers of the Valero Assets or may be in excess of amounts we have estimated.

The Valero Assets have been used for many years to distribute, store or transport petroleum products. There have been known releases of hazardous materials at almost all of the terminal sites and some of the pipeline rights-of-way included in the Valero Assets, and most of these sites are undergoing active remediation. The risks associated with these environmental conditions, the costs of remediation and certain penalties for non-compliance, are being assumed by us, subject only to limited indemnity from the Sellers of the Valero Assets in the event of a breach of a Seller warranty. Releases may also have occurred in the past that have not yet been discovered, which could require costly future remediation. In addition, we are assuming the risk of various other liabilities associated with the Valero Assets that relate to events that occurred prior to our acquisition. Some of these liabilities are known, although the extent of the liability could be greater than we have estimated, and other liabilities are unasserted and unknown. If a significant spill or other release event occurred in the past the liability for which was not retained by the Sellers or for which indemnification from the Sellers is not available, it could adversely affect our financial position and results of operations, and, therefore, our ability to make cash distributions to our unitholders or to pay interest on, or the principal of, our debt securities could be adversely affected.

The Valero Assets, like our other assets, are subject to federal, state and local laws and regulations, including those relating to environmental protection and safety, that could require us to make substantial expenditures and could have a material impact on our results of operations or financial condition.

The Valero Assets, like our other assets, are subject to federal, state and local laws and regulations relating to environmental protection and safety. Many of these laws and regulations impose complex and stringent permitting and other compliance requirements. These laws are subject to change, which can result in an increase in our ongoing costs of compliance, which could potentially have a material adverse effect on our financial condition or results of operations. We could, therefore, be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from compliance with future required operating permits. Failure to comply with these environmental and safety laws and regulations can also result in the assessment of administrative, civil, or criminal penalties and, in some instances, the issuance of injunctions to limit or cease operations. The extent of liability or compliance cost related to the Valero Assets could be greater than we have estimated, and there may be other compliance issues that are unasserted and unknown. If a significant compliance issue or combination of issues exist, they could adversely affect our financial position and results of operations, and, therefore, our ability to make cash distributions to our unitholders or to pay interest on, or the principal of, our debt securities could be adversely affected.

Risks Related to Debt Securities

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We have a holding company structure, and our subsidiaries conduct all of our operations and own all of our operating assets.  We have no significant assets other than the ownership interests in our subsidiaries.  As a result, our ability to make required payments on the debt securities depends on the performance of our subsidiaries and their ability to distribute funds to us.  The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit facilities and applicable state partnership laws and other laws and regulations.  Pursuant to the credit facilities, we may be required to establish cash reserves for the future payment of principal and interest on the amounts outstanding under the credit facilities.  If we are unable to obtain the funds necessary to pay the principal amount at maturity of the debt securities, or to repurchase the debt securities upon the occurrence of a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the debt securities.  We cannot assure you that we would be able to refinance the debt securities.

If we issue unsecured debt securities, your right to receive payments on the debt securities will be unsecured and will be effectively subordinated to our existing and future secured indebtedness and to indebtedness of any of our subsidiaries who do not guarantee the debt securities.

Any unsecured debt securities, including any guarantees, issued by us will be effectively subordinated to the claims of our secured creditors.  In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our secured creditors would generally have the right to be paid in full before any distribution is made to the holders of the unsecured debt securities.  Furthermore, if any of our subsidiaries do not guarantee the unsecured securities, these debt securities will be effectively subordinated to the claims of all creditors, including trade creditors and tort claimants, of those subsidiaries.  In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to the issuer of the unsecured debt securities or the holders of the unsecured debt securities.

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void the subsidiary guarantees.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•                  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•                  was insolvent or rendered insolvent by reason of such incurrence; or

•                  was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•                  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•                  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•                  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts, as they become absolute and mature; or

•                  it could not pay its debts as they become due.

Our partnership agreement limits our ability to accumulate cash, which may limit cash available to service the debt securities or to repay them at maturity.

Our partnership agreement requires us to distribute on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner.  Available cash is generally all of our cash on hand at the end of each quarter, after payment of fees and expenses and the establishment of cash reserves by our general partner in its discretion.  Our general partner determines the amount and timing of cash distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries in amounts the general partner determines in its reasonable discretion to be necessary or appropriate:

•                  to provide for the proper conduct of our business and the businesses of our operating subsidiaries (including reserves for future capital expenditures and for our anticipated future credit needs),

•                  to provide funds for distributions to our unitholders and our general partner for any one or more of the next four calendar quarters, or

•                  to comply with applicable law or any of our loan or other agreements.

Depending on the timing and amount of our cash distributions to unitholders and because we are not required to accumulate cash for the purpose of meeting obligations to holders of any debt securities, such distributions could significantly reduce the cash available to us in subsequent periods to make payments on any debt securities.

Tax Risks

In addition to reading the following risk factors and those contained in our Annual Report on Form 10-K for the year ended December 31, 2004, you should read “Material Tax Consequences” for a more complete discussion of the expected federal income tax consequences of owning and disposing of common units.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period.  Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income.  Please read “Material Tax Consequences—Disposition of Common Units—Constructive Termination” for a discussion of the consequences of our termination for tax purposes.

Unitholders may be subject to state and local taxes and return filing requirements.

In addition to federal income taxes, unitholders will likely be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if our unitholders do not reside in any of those jurisdictions.  Our unitholders will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions.  Further, unitholders may be subject to penalties for failure to comply with those requirements.  We own assets and do business primarily in California, Colorado, Montana, New Jersey, Pennsylvania, South Dakota, Utah and Wyoming.  Of these states, only Wyoming does not currently impose a personal income tax.  It is the responsibility of each unitholder to file all United States federal, foreign, state and local tax returns that may be required of such unitholder.  Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

Some of the information included in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference contain forward-looking statements.  These forward-looking statements are identified as any statements that do not relate strictly to historical or current facts, including statements that use terms such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “position,” “predict,” “project,” or “strategy” or the negative connotation or other variations of such terms or other similar terminology.  In particular, statements, express or implied, regarding our future results of operations or our ability to generate sales, income or cash flow or to make distributions to unitholders are forward-looking statements.  Forward-looking statements are not guarantees of performance.  Such statements are based on management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve risks, uncertainties and assumptions.  Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results are beyond our ability to control or predict.

We caution you that the forward-looking statements in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference are subject to all of the risks and uncertainties, many of which are beyond our control, incident to gathering, blending, transporting, storing and distributing crude oil.  See “Risk Factors” beginning on page 3 of this prospectus for a more detailed description of these and other factors that may affect the forward-looking statements.  The risk factors could cause our actual results to differ materially from those contained in any forward-looking statement.  You should not put undue reliance on these statements.  We disclaim any obligation to announce publicly the result of any revision to any of the forward-looking statements to reflect future events or developments.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for general partnership purposes, including repayment of debt, acquisitions and capital expenditures and additions to working capital.  We will not receive any proceeds from the sale of the common units or subordinated units by the selling unitholders.

The actual application of proceeds we receive from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

						For the Nine Months Ended September 30, 2005

	For the Years Ended December 31,
	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges	1.8	2.6	3.9	2.5	2.8	2.6

For purposes of calculating the ratios of consolidated earnings to fixed charges:

•                  “earnings” consist of pre-tax income from continuing operations plus fixed charges, net of capitalized interest; and

•                  “fixed charges” represent interest incurred (whether expensed or capitalized), amortization of deferred financing costs and accretion of discount, and that portion of rental expense on operating leases deemed to be the equivalent of interest.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued by Pacific Energy Partners and Pacific Energy Finance Corporation, as the issuers.  The issuers will issue debt securities under an indenture among them, a trustee, and the subsidiary guarantors, if any.  The term “trustee” as used in this prospectus shall refer to the trustee under either of the above indentures.  The debt securities will be governed by the provisions of the related indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

This description is a summary of the material provisions of the debt securities and the indentures.  We urge you to read the forms of indenture filed as an exhibit to the registration statement of which this prospectus is a part because that indenture, and not this description, will govern your rights as a holder of debt securities.  References in this prospectus to an “indenture” refer to the particular indenture under which Pacific Energy Partners issues a series of debt securities.

General

Debt Securities

Any series of debt securities:

•                  will be general obligations of the issuers;

•                  will be general obligations of the subsidiary guarantors if they are guaranteed by the subsidiary guarantors; and

•                  may be subordinated to our senior indebtedness.

The indenture does not limit the total amount of debt securities that may be issued.  Debt securities under the indenture may be issued from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of the board of directors of the general partner and accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•                  the form and title of the debt securities;

•                  the total principal amount of the debt securities;

•                  the date or dates on which the debt securities may be issued;

•                  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•                  any right the issuers may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•                  the dates on which the principal and premium, if any, of the debt securities will be payable;

•                  the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•                  any optional redemption provisions;

•                  any sinking fund or other provisions that would obligate the issuer to repurchase or otherwise redeem the debt securities;

•                  whether the debt securities are entitled to the benefits of any guarantees by the subsidiary guarantors;

•                  whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

•                  any changes to or additional events of default or covenants; and

•                  any other terms of the debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•                  debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•                  debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•                  debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•                  variable rate debt securities that are exchangeable for fixed rate debt securities.

The Subsidiary Guarantees

The payment obligations of Pacific Energy Partners under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by its subsidiary guarantors.  If a series of debt securities are so guaranteed, the subsidiary guarantors will execute a notation of guarantee as further evidence of their guarantee.  The applicable prospectus supplement will describe the terms of any guarantee by the subsidiary guarantors.

The obligations of each subsidiary guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the subsidiary guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

•                  all other contingent and fixed liabilities of the subsidiary guarantor; and

•                  any collections from or payments made by or on behalf of any other subsidiary guarantors in respect of the obligations of the subsidiary guarantor under its guarantee.

The guarantee of any subsidiary guarantor may be released under certain circumstances.  If no default has occurred and is continuing under the indenture, and to the extent not otherwise prohibited by the indenture, a subsidiary guarantor will be unconditionally released and discharged from the guarantee:

•                  automatically upon any sale, exchange or transfer, to any person that is not an affiliate of the issuer, of all of the issuer’s direct or indirect limited liability company or other equity interests in the subsidiary guarantor;

•                  automatically upon the merger of the subsidiary guarantor into the issuer or any other subsidiary guarantor or the liquidation and dissolution of the subsidiary guarantor; or

•                  following delivery of a written notice by the issuer to the trustee, upon the release of all guarantees by the subsidiary guarantor of any debt of the issuer for borrowed money (or a guarantee of such debt), except for any series of debt securities.

Covenants

Reports

The indenture contains the following covenant for the benefit of the holders of all series of debt securities:

So long as any debt securities are outstanding, Pacific Energy Partners will:

•                  for as long as it is required to file information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), file with the trustee, within 15 days after it is required to file with the SEC, copies of the annual report and of the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act;

•                  if it is not required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after it would have been required to file with the SEC, financial statements and a Management’s Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what it would have been required to file with the SEC had it been subject to the reporting requirements of the Exchange Act; and

•                  if it is required to furnish annual or quarterly reports to our unitholders pursuant to the Exchange Act, file with the trustee any annual report or other reports sent to unitholders generally.

A series of debt securities may contain additional financial and other covenants.  The applicable prospectus supplement will contain a description of any such covenants that are added to the indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Events of Default

Each of the following events will be an “event of default” under the indenture with respect to a series of debt securities:

•                  default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•                  default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•                  default in the payment of any sinking fund payment on any debt securities of that series when due;

•                  failure by the issuer or, if the series of debt securities is guaranteed by a guarantor, the guarantor, to comply for 60 days after notice with the other agreements contained in the indenture, any supplement to the indenture or any board resolution authorizing the issuance of that series;

•                  certain events of bankruptcy, insolvency or reorganization of the issuer or, if the series of debt securities is guaranteed, of the guarantors; or

•                  if the series of debt securities is guaranteed by the guarantor or the subsidiary guarantors:

—           any of the guarantees ceases to be in full force and effect, except as otherwise provided in the indenture;

—           any of the guarantees is declared null and void in a judicial proceeding; or

—           the guarantor or any subsidiary guarantor denies or disaffirms its obligations under the indenture or its guarantee.

Exercise of Remedies

If an event of default, other than an event of default described in the fifth bullet point above, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

A default under the fourth bullet point above will not constitute an event of default until the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by guarantor and/or the subsidiary guarantors, the guarantor and/or the subsidiary guarantors, of the default and such default is not cured within 60 days after receipt of notice.

If an event of default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series may:

•                  waive all past defaults, except with respect to nonpayment of principal, premium or interest; and

•                  rescind any declaration of acceleration by the trustee or the holders with respect to the debt securities of that series, but only if:

—           rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

—           all existing events of default have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

If an event of default occurs and is continuing, the trustee will be under no obligation, except as otherwise provided in the indenture, to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any costs, liability or expense.  No holder may pursue any remedy with respect to the indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest when due, unless:

•                  such holder has previously given the trustee notice that an event of default with respect to that series is continuing;

•                  holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the trustee pursue the remedy;

•                  such holders have offered the trustee reasonable indemnity or security against any cost, liability or expense;

•                  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•                  the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to that series of debt securities.  The trustee, however, may refuse to follow any direction that:

•                  conflicts with law;

•                  is inconsistent with any provision of the indenture;

•                  the trustee determines is unduly prejudicial to the rights of any other holder; or

•                  would involve the trustee in personal liability.

Notice of Event of Default

Within 30 days after the occurrence of an event of default, we are required to give written notice to the trustee and indicate the status of the default and what action we are taking or propose to take to cure the default.  In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the indenture or whether any default or event of default has occurred during the previous year.

If an event of default occurs and is continuing and is known to the trustee, the trustee must mail to each holder a notice of the event of default by the later of 90 days after the event of default occurs or 30 days after the trustee knows of the event of default.  Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

The issuer may amend the indenture without the consent of any holder of debt securities to:

•                  cure any ambiguity, omission, defect or inconsistency;

•                  convey, transfer, assign, mortgage or pledge any property to or with the trustee;

•                  provide for the assumption by a successor of our obligations under the indenture;

•                  add subsidiary guarantors with respect to the debt securities;

•                  change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities;

•                  secure the debt securities;

•                  add covenants for the benefit of the holders or surrender any right or power conferred upon the issuer, the guarantor or any subsidiary guarantor;

•                  make any change that does not adversely affect the rights of any holder;

•                  add or appoint a successor or separate trustee; or

•                  comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939.

In addition, the issuer may amend the indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the indenture consent to it. The issuer may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the indenture to:

•                  reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•                  reduce the rate of or extend the time for payment of interest on any debt securities;

•                  reduce the principal of or extend the stated maturity of any debt securities;

•                  reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•                  make any debt securities payable in other than U.S. dollars;

•                  impair the right of any holder to receive payment of premium, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•                  impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•                  release any security that has been granted in respect of the debt securities;

•                  make any change in the amendment provisions which require each holder’s consent;

•                  make any change in the waiver provisions; or

•                  release the guarantor or a subsidiary guarantor or modify the guarantor’s or such subsidiary guarantor’s guarantee in any manner adverse to the holders.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment.  It is sufficient if such consent approves the substance of the proposed amendment.  After an amendment under the indenture becomes effective, the issuer is required to mail to all holders a notice briefly describing the amendment.  The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the trustee, may waive:

•                  compliance by the issuer, the guarantor or a subsidiary guarantor with certain restrictive provisions of the indenture; and

•                  any past default under the indenture, subject to certain rights of the trustee under the indenture;

except that such majority of holders may not waive a default:

•                  in the payment of principal, premium or interest; or

•                  in respect of a provision that under the indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Defeasance

At any time, the issuer may terminate, with respect to debt securities of a particular series, all its obligations under such series of debt securities and the indenture, which we call a “legal defeasance.”  If the issuer decides to make a legal defeasance, however, the issuer may not terminate its obligations:

•                  relating to the defeasance trust;

•                  to register the transfer or exchange of the debt securities;

•                  to replace mutilated, destroyed, lost or stolen debt securities; or

•                  to maintain a registrar and paying agent in respect of the debt securities.

If the issuer exercises its legal defeasance option, any guarantee will terminate with respect to that series of debt securities.

At any time the issuer may also effect a “covenant defeasance,” which means it has elected to terminate its obligations under:

•                  covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement;

•                  the bankruptcy provisions with respect to the guarantor or the subsidiary guarantors, if any; and

•                  the guarantee provision described under “Events of Default” above with respect to a series of debt securities.

The legal defeasance option may be exercised notwithstanding a prior exercise of the covenant defeasance option.  If the legal defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an event of default with respect to that series.  If the covenant defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an event of default specified in the fourth, fifth (with respect only to the guarantor or a subsidiary guarantor (if any) or sixth bullet points under “Events of Default” above or an event of default that is added specifically for such series and described in a prospectus supplement.

In order to exercise either defeasance option, the issuer must:

•                  irrevocably deposit in trust with the trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

•                  comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

•                  deliver to the trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.  In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

No Personal Liability of General Partner

Our general partner and its directors, officers, employees, incorporators and stockholders, as such, will not be liable for:

•                  any of our obligations or the obligations of the guarantor or the subsidiary guarantors under the debt securities, the indentures or the guarantees; or

•                  any claim based on, in respect of, or by reason of, such obligations or their creation.

By accepting a debt security, each holder will be deemed to have waived and released all such liability.  This waiver and release are part of the consideration for our issuance of the debt securities.  This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Book Entry, Delivery and Form

A series of debt securities may be issued in the form of one or more global certificates deposited with a depositary.  We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary.  If a series of debt securities is issued in book-entry form, one or more global certificates will be issued and deposited with or on behalf of DTC and physical certificates will not be issued to each holder.  A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities.  The participants will then keep records of their clients who purchased the debt securities.  Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•                  a limited-purpose trust company organized under the New York Banking Law;

•                  a “banking organization” within the meaning of the New York Banking Law;

•                  a member of the United States Federal Reserve System;

•                  a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•                  a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts.  This eliminates the need to exchange certificates.  Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

Principal, premium, if any, and interest payments due on the global securities will be wired to DTC’s nominee.  The issuer, the trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes.  Accordingly, the issuer, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records.  In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.”  Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the trustee or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•                  DTC notifies the issuer that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the issuer within 90 days; or

•                  the issuer determines not to require all of the debt securities of a series to be represented by a global security and notifies the trustee of the decision.

The Trustee

A separate trustee may be appointed for any series of debt securities.  We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF OUR COMMON UNITS

Our common units represent limited partner interests in us that entitle the holders to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units, holders of subordinated units, and our general partner in and to partnership distributions, together with a description of the circumstances under which subordinated units convert into common units, see “Cash Distributions” in this prospectus.

Our outstanding common units are listed on the New York Stock Exchange under the symbol “PPX.”

The transfer agent and registrar for our common units is American Stock Transfer & Trust Company.

Status as Limited Partner or Assignee

Except as described under “—Limited Liability,” the common units will be fully paid, and the unitholders will not be required to make additional capital contributions to us.

Transfer of Common Units

Each purchaser of common units offered by this prospectus must execute a transfer application.  By executing and delivering a transfer application, the purchaser of common units:

•                  becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•                  automatically requests admission as a substituted limited partner in our partnership;

•                  agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•                  represents that he has the capacity, power and authority to enter into the partnership agreement;

•                  grants powers of attorney to officers of the general partner and any liquidator of our partnership as specified in the partnership agreement; and

•                  makes the consents and waivers contained in the partnership agreement.

An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. The general partner may withhold its consent in its sole discretion.

Transfer applications may be completed, executed and delivered by a purchaser’s broker, agent or nominee. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

•                  the right to assign the common unit to a purchaser or transferee; and

•                  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the purchased common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

•                  will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•                  may not receive some federal income tax information or reports furnished to record holders of common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Limited Liability

Participation in the Control of Our Partnership

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

•                  to remove or replace our general partner;

•                  to approve some amendments to our partnership agreement; or

•                  to take other action under our partnership agreement

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as the general partner.  This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of a claim in Delaware case law.

Unlawful Partnership Distributions

Under the Delaware Act, a limited partnership may not make a distribution to a partner if after the distribution all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of our partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property that is subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to our partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from our partnership agreement.

Failure to Comply With the Limited Liability Provisions of Jurisdictions In Which We Do Business

Our subsidiaries currently conduct business primarily in California, Colorado, Montana, New Jersey, Pennsylvania, South Dakota, Wyoming and Utah in the United States and in Alberta, Canada.  Maintenance of limited liability for Pacific Energy Partners, as the sole member of the operating company, may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our member interest in the operating company or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner as our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in our partnership, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as otherwise provided in the partnership agreement, subordinated units will vote together with common units as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided.  Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•                  a current list of the name and last known address of each partner;

•                  a copy of our tax returns;

•                  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•                  copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•                  information regarding the status of our business and financial condition; and

•                  any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

DESCRIPTION OF OUR SUBORDINATED UNITS

The subordinated units represent a separate class of limited partner interests in us, and the rights of holders of subordinated units to participate in distributions to partners differ from, and are subordinated to, the rights of the holders of common units. For any given quarter, any available cash will first be distributed to the general partner and to the holders of common units, until the holders of common units have received the minimum quarterly distribution plus any arrearages, and then will be distributed to the holders of subordinated units. Please read “Cash Distributions.”

Conversion of Subordinated Units

The subordination period will generally extend until the first day of any quarter beginning after June 30, 2007, that each of the following tests are met:

•                  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•                  the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding the date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

•                  there are no arrearages in payment of the minimum quarterly distribution on the common units.

Prior to the end of the subordination period, 2,616,250 subordinated units, or 33 1/3% of the remaining subordinated units, may convert into common units on a one-for-one basis immediately after the distribution of available cash to partners in respect of any quarter ending on or after June 30, 2006.

The early conversion will occur if at the end of the applicable quarter each of the following three tests are met:

•                  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•                  the adjusted operating surplus generated during each of the three immediately preceding, non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

•                  there are no arrearages in payment of the minimum quarterly distribution on the common units.

Upon expiration of the subordination period, all remaining subordinated units will convert into common units on a one-for-one basis and will then participate, pro rata, with the other common units in distributions of available cash. In addition, if our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

•                  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•                  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•                  the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Voting Rights

Holders of subordinated units sometimes vote as a single class together with the common units and sometimes vote as a class separate from the holders of common units. Holders of subordinated units, like holders of common units, have very limited voting rights. In addition, the subordinated units generally have reduced voting rights equal to one-half vote for each unit owned. During the subordination period, common units (i) vote as a single class and (ii) vote together with subordinated units as a class on the following matters (for the following matters, each common unit shall count as one unit and have one vote and each subordinated unit will count as one-half of a unit and have one-half of a vote):

•                  a sale or exchange of all or substantially all of our assets;

•                  the election of a successor general partner in connection with the removal or withdrawal of the general partner;

•                  dissolution or reconstitution;

•                  a merger;

•                  issuance of limited partner interests in some circumstances; and

•                  some amendments to the partnership agreement, including any amendment that would cause us to be treated as an association taxable as a corporation.

The subordinated units are not entitled to vote on approval of the withdrawal of the general partner or the transfer by the general partner of its general partner interest or incentive distribution rights under some circumstances. Removal of the general partner requires:

•                  a 66 2/3% vote of all outstanding units voting as a single class (for this purpose, each common unit shall count as one unit and have one vote and each subordinated unit will count as one-half of a unit and have one-half of a vote); and

•                  the election of a successor general partner by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

Under the partnership agreement, the general partner generally will be permitted to effect amendments to the partnership agreement that do not materially adversely affect unitholders without the approval of any unitholders.

Distributions Upon Liquidation

If we liquidate during the subordination period, in some circumstances holders of outstanding common units will be entitled to receive more liquidating distributions per unit than holders of outstanding subordinated units. The per unit difference will depend upon the amount of gain or loss that we recognize in liquidating our assets. Following conversion of the subordinated units into common units, all units will be treated the same upon liquidation.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement.  Our amended and restated partnership agreement has been filed with the SEC, and is incorporated by reference in this prospectus.  The following provisions of our partnership agreement are described elsewhere in this prospectus:

•                  with regard to the transfer of common units, please read “Description of our Common Units—Transfer of Common Units;”

•                  with regard to distributions of available cash, please read “Cash Distributions;” and

•                  with regard to allocations of taxable income and taxable loss, please read “Material Tax Consequences.”

Organization

We were formed on February 15, 2002 and have a perpetual existence.

Purpose

Our purpose under our partnership agreement is limited to serving as a member of our operating company and engaging in any business activities that may be engaged in by our operating company or that are approved by our general partner.  The operating agreement of our operating company provides that it may, directly or indirectly, engage in:

•                  all aspects of the blending, gathering, marketing, transporting, storing and distributing of oil and gas and products derived therefrom, including investing, buying, holding, selling and otherwise dealing in entities that engage in any such activities;

•                  any and all other ancillary and lawful business, purpose or activity deemed necessary or appropriate by our partnership, as the sole member of our operating company, in furtherance of the activities described above; and

•                  any and all other lawful business, purpose or activity deemed necessary or appropriate by us and in which a limited liability company may be engaged under the Delaware Limited Liability Company Act and other applicable law.

Notwithstanding the foregoing, our general partner does not have the authority to cause us to engage, directly or indirectly, in any business activity that it reasonably determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Our general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner and each person who acquires a unit from a unitholder and executes and delivers a transfer application grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution.  The power of attorney also grants our general partner the authority for some amendments of, and consents and waivers under, our partnership agreement.  See below under “—Amendment of the Partnership Agreement.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described under “Description of our Common Units—Limited Liability.”

Voting Rights

The following matters require the unitholder vote specified below:

Issuance of additional common units or units of equal rank with the common units during the subordination period	Unit majority, with certain exceptions described under “—Issuance of Additional Securities.”

Issuance of units senior to the common units during the subordination period	Unit majority.

Issuance of units junior to the common units during the subordination period	No approval right.

Issuance of additional units after the subordination period	No approval right.

Amendment of the partnership agreement

Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read “—Merger, Sale or Other Disposition of Assets.”

Amendment of the limited liability company agreement and other action taken by us as sole member of the operating company

Unit majority if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. Please read “—Actions Relating to Operating Company.”

Dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution.”

Reconstitution of our partnership upon dissolution	Unit majority.

Withdrawal of our general partner

The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2012 in a manner which would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of the General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest

We may transfer the general partner interest without a vote of our unitholders in connection with our general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2012. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights

Except for transfers to an affiliate or another person as part of our general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to, such person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to June 30, 2012. Please read “—Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “—Transfer of Ownership Interests in the General Partner.”

Matters requiring the approval of a “unit majority” require:

•                  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•                  after the subordination period, the approval of a majority of the common units.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional common units and other partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of the unitholders. During the subordination period, however, except as set forth in the following paragraph, we may not issue equity securities ranking senior to the common units or an aggregate of more than 5,232,500 additional common units or units on a parity with the common units, in each case, without the approval of the holders of a unit majority.

During the subordination period or thereafter, we may issue an unlimited number of common units, without the approval of the unitholders, as follows:

•                  upon exercise of the underwriters’ over-allotment option;

•                  upon conversion of the subordinated units;

•                  under employee benefit plans;

•                  upon conversion of the general partner interest and incentive distribution rights as a result of a withdrawal of our general partner;

•                  upon conversion of units of equal rank with the common units into common units under some circumstances;

•                  in the event of a combination or subdivision of common units;

•                  to finance an acquisition or a capital improvement that our general partner determines would increase the amount of adjusted operating surplus per unit on a pro forma basis; or

•                  if the proceeds of the issuance are used exclusively to repay certain of our indebtedness.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities.  Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash.  In addition, the issuance of additional common units or other equity securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, in the sole discretion of our general partner, have special voting rights to which the common units are not entitled.

Upon issuance of additional common units or other partnership securities, our general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us.  Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance.  The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner, which consent may be given or withheld in its sole discretion.  In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.  Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•                  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

•                  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent our general partner, which may be given or withheld in its sole discretion;

•                  change the term of our partnership;

•                  provide that we are not dissolved upon an election to dissolve our partnership by our general partner that is approved by a unit majority; or

•                  give any person the right to dissolve our partnership other than our general partner’s right to dissolve our partnership with the approval of a unit majority.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended only upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates).  LB Pacific, the owner of our general partner, owns approximately 26.6% of the outstanding limited partner units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•                  a change in our name, the location of our principal place of business, our registered agent or our registered office;

•                  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•                  a change that, in the sole discretion of our general partner, is necessary or advisable to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of us, our operating company, nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•                  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•                  subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of our general partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

•                  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•                  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•                  any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•                  a change in our fiscal year or taxable year and related changes; and

•                  any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner:

•                  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•                  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•                  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in the best interests of us and our limited partners;

•                  are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•                  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

 Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur.  No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in our partnership.

Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected.  Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Actions Relating to Operating Company

Without the approval of a unit majority, our general partner is prohibited from consenting on our behalf as the sole member of the operating company to any amendment to the operating agreement of our operating company or taking any action on our behalf permitted to be taken by a member of our operating company, in each case that would adversely affect our limited partners (or any particular class of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

The partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our operating company; provided that our general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval.  Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.

If the conditions specified in the partnership agreement are satisfied, our general partner may merge our partnership or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity.  The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•                  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•                  the sale, exchange or other disposition of all or substantially all of the assets and properties of our partnership and our subsidiaries;

•                  the entry of a decree of judicial dissolution of our partnership; or

•                  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last bullet point above, the holders of units representing a unit majority, may also elect, within specific time limitations, to reconstitute our partnership and continue our business on the same terms and conditions described in our partnership agreement by forming a new limited partnership on terms identical to those in our partnership agreement and having as general partner an entity approved by the holders of units representing a unit majority, subject to receipt by us of an opinion of counsel to the effect that:

•                  the action would not result in the loss of limited liability of any limited partner; and

•                  none of our partnership, the reconstituted limited partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in “Cash Distributions—Distributions of Cash Upon Liquidation.”  The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as general partner of our partnership prior to June 30, 2012 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters.  On or after June 30, 2012, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement.  Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates.  In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in our partnership without the approval of the unitholders.  Please read “—Transfer of General Partner Interest.”

Upon the withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in our partnership, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner.  If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of units representing a unit majority, agree in writing to continue our business and to appoint a successor general partner.  Please read “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters.  Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.  The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal.  LB Pacific, the owner of our general partner, currently owns 26.6% of the outstanding limited partner units.  In addition to this required unitholder approval, regulatory approvals may be required to remove our general partner.

Our partnership agreement also provides that if the general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•                  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•                  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•                  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests.  Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value.  In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner.  If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value.  If the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest in our partnership to:

•                  an affiliate of our general partner (other than an individual); or

•                  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in our partnership to another person prior to June 30, 2012 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters. Our general partner and its affiliates may at any time, however, transfer common units and subordinated units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Incentive Distribution Rights

Our general partner or its affiliates or a subsequent holder may transfer the incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into such other entity or the transfer by such holder of all or substantially all of its assets, or all or substantially all of its equity interests, to another entity, without the prior approval of the unitholders; provided that the transferee agrees to be bound by the provisions of the partnership agreement. Prior to June 30, 2012, other transfers of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after June 30, 2012, the incentive distribution rights will be freely transferable without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, the owners of our general partner may sell or transfer all or part of their equity interests in our general partner to an affiliate or a third party without the approval of the unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Pacific Energy GP, LP as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Limited Call Right

If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•                  the highest cash price paid by our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities; or

•                  the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.  Please read “Material Tax Consequences—Disposition of Common Units.”

Status as Limited Partner or Assignee

Except as described under “Description of our Common Units—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions.  Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substitute limited partner at the written direction of the assignee.  Please read “Description of our Common Units—Meetings; Voting.” Transferees who do not execute and deliver a transfer application will not be treated as assignees or as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units.  Please read “Description of the Common Units—Transfer of Common Units.”

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price.  In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status.  If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee.  In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•                  our general partner;

•                  any departing general partner;

•                  any person who is or was an affiliate of a general partner or any departing general partner;

•                  any person who is or was a member, partner, officer, director, employee, agent, fiduciary or trustee of our partnership or our subsidiaries, a general partner or any departing general partner or any affiliate of our partnership or our subsidiaries, a general partner or any departing general partner; or

•                  any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

Any indemnification under these provisions will only be out of our assets.  Unless it otherwise agrees in its sole discretion, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification.  We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other necessary appropriate expenses allocable to us or otherwise reasonably incurred by our general partner in connection with operating our business.  These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates.  The general partner is entitled to determine expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available.  These registration rights continue for two years following any withdrawal or removal of Pacific Energy GP, LP as our general partner.  We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

CASH DISTRIBUTIONS

Distributions of Available Cash

General.  Within approximately 45 days after the end of each quarter, Pacific Energy Partners will distribute all available cash to unitholders of record on the applicable record date.

Definition of Available Cash.  Available cash generally means, for each fiscal quarter:

•                  all cash on hand at the end of the quarter; less

•                  the amount of cash reserves that the general partner determines in its reasonable discretion is necessary or appropriate to:

—    provide for the proper conduct of our business;

—    comply with applicable law, any of our debt instruments, or other agreements; or

—    provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters; plus

•                  all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.  Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Intent to Distribute the Minimum Quarterly Distribution.  We intend to distribute to holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.4625 per quarter, or $1.85 per year, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of fees and expenses, including reimbursements to our general partner.  However, there is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our credit facility.

Operating Surplus, Capital Surplus and Adjusted Operating Surplus

General

All cash distributed to unitholders will be characterized either as operating surplus or capital surplus.  We distribute available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus

For any period, operating surplus generally means:

•                  our cash balance on the closing date of our initial public offering; plus

•                  $15.0 million (as described below); plus

•                  all of our cash receipts since the closing of our initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

•                  working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for that quarter; less

•                  all of our operating expenses since the closing of our initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•                  the amount of cash reserves that the general partner deems necessary or advisable to provide funds for future operating expenditures.

Definition of Capital Surplus

Capital surplus will generally be generated only by:

•                  borrowings other than working capital borrowings;

•                  sales of debt and equity securities; and

•                  sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash.  We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus.  We do not anticipate that we will make any distributions from capital surplus.  As reflected above, operating surplus includes $15.0 million in addition to our cash balance on the closing date of our initial public offering, cash receipts from our operations and cash from working capital borrowings.  This amount does not reflect actual cash on hand that is available for distribution to our unitholders.  Rather this amount permits us, if we choose, to make limited distributions of cash from non-operating sources, such as assets sales, issuances of securities and long-term borrowings, which would otherwise be considered distributions of capital surplus.  Any distributions of capital surplus would trigger certain adjustment provisions in our partnership agreement as described below.  Please read “—Distributions From Capital Surplus” and “—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.”

Subordination Period

General

During the subordination period, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.4625 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, to the extent we have sufficient cash from our operations after payment of fees and expenses, including payments to our general partner and establishment of cash reserves before any distributions of available cash from operating surplus may be made on the subordinated units.  The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

Definition of Subordination Period

The subordination period will generally extend until the first day of any quarter beginning after June 30, 2007, that each of the following tests are met:

•                  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•                  the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding the date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

•                  there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early Conversion of Subordinated Units

Prior to the end of the subordination period, 2,616,250 subordinated units, or 33 1/3% of the remaining subordinated units, may convert into common units on a one-for-one basis immediately after the distribution of available cash to partners in respect of any quarter ending on or after June 30, 2006.

The early conversion will occur if at the end of the applicable quarter each of the following three tests are met:

•                  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•                  the adjusted operating surplus generated during each of the three immediately preceding, non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

•                  there are no arrearages in payment of the minimum quarterly distribution on the common units.

However, the early conversion of the subordinated units may not occur until at least one year following August 12, 2005, the date on which 2,616,250 subordinated units converted to common units.

Definition of Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Adjusted operating surplus for any period generally means:

•                  operating surplus generated with respect to that period; less

•                  any net increase in working capital borrowings with respect to that period; less

•                  any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•                  any net decrease in working capital borrowings with respect to that period; plus

•                  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Effect of Expiration of the Subordination Period

Upon expiration of the subordination period, each outstanding subordinated unit will automatically convert into one common unit and will then participate, pro rata, with the other common units in distributions of available cash.  In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of that removal:

•                  the subordination period will end and all outstanding subordinated units will immediately convert into one common unit;

•                  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•                  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Distributions of Available Cash from Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•                  First, 98% to the common unitholders, pro rata, and 2% to the general partner until we have distributed for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•                  Second, 98% to the common unitholders, pro rata, and 2% to the general partner until we have distributed for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•                  Third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner until we have distributed for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•                  Thereafter, in the manner described in “—Incentive Distribution Rights” below.

Distributions of Available Cash from Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•                  First, 98% to all unitholders, pro rata, and 2% to our general partner until we have distributed for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•                  Thereafter, in the manner described in “—Incentive Distribution Rights” below.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus, up to 48%, after the minimum quarterly distribution and the target distribution levels have been achieved.  Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

If for any quarter:

•                  we have distributed available cash from operating surplus on each common unit and subordinated unit in an amount equal to the minimum quarterly distribution; and

•                  we have distributed available cash from operating surplus on each common unit and subordinated unit in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders, our general partner and the holders of the incentive distributions rights (if other than our general partner) in the following manner:

•                  First, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder has received a total of $0.5125 per unit for that quarter (the “first target distribution”);

•                  Second, 85% to all unitholders, pro rata, and 13% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until each unitholder has received a total of $0.5875 per unit for that quarter (the “second target distribution”);

•                  Third, 75% to all unitholders, pro rata, and 23% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until each unitholder has received a total of $0.7000 per unit for that quarter (the “third target distribution”); and

•                  Thereafter, 50% to all unitholders, pro rata, and 48% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels.  The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash we distribute reaches the next target distribution level, if any.  The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.  The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.4625	98%	2%
First Target Distribution	up to $0.5125	98%	2%
Second Target Distribution	above $0.5125 up to $0.5875	85%	15%
Third Target Distribution	above $0.5875 up to $0.7000	75%	25%
Thereafter	above $0.7000	50%	50%

Distributions from Capital Surplus

We will make distributions of available cash from capital surplus, if any, in the following manner:

•                  First, 98% to all unitholders, pro rata, and 2% to the general partner, until we have distributed for each common unit that was issued in the initial public offering, an amount of available cash from capital surplus equal to the initial public offering price;

•                  Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we have distributed for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•                  Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital.  The initial public offering price less any distributions of capital surplus per unit is referred to as the unrecovered initial unit price.  Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price.  Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions and for the subordinated units to convert into common units.  However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero and we will make all future distributions from operating surplus, with 50% being paid to the holders of units, 48% to the holders of the incentive distribution rights and 2% to the general partner.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, we will adjust the following proportionately upward or downward, as appropriate, if any combination or subdivision of units should occur:

•                  the minimum quarterly distribution;

•                  the target distribution levels;

•                  the unrecovered initial unit price;

•                  the number of common units issuable during the subordination period without a unitholder vote; and

•                  other amounts calculated on a per unit basis.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its level immediately prior to the two-for-one split.  We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates.  For example, if we became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distributions levels would each be reduced to 62% of their previous levels.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation.  We will first apply the proceeds of liquidation to the payment of our creditors.  We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon the liquidation of our partnership, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units.  However, there may not be sufficient gain upon liquidation of our partnership to enable the holder of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units.  Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustment for Gain

The manner of the adjustment is set forth in the partnership agreement.  If our liquidation occurs before the end of the subordination period, we will allocate any gain or unrealized gain attributable to assets distributed in kind, in the following manner:

•                  First, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•                  Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each outstanding common unit is equal to the sum of:

(1)                                  the unrecovered initial unit price for that common unit; plus

(2)                                  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; plus

(3)                                  any unpaid arrearages in payment of the minimum quarterly distribution on that common unit;

•                  Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until the capital account for each outstanding subordinated unit is equal to the sum of:

(1)                                  the unrecovered initial unit price on that subordinated unit; plus

(2)                                  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•                  Fourth, 98% to all unitholders, pro rata, and 2% to our general partner, pro rata, until we allocate under this paragraph an amount per unit equal to:

(1)                                  the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

(2)                                  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that was distributed 98% to the unitholders, pro rata, and 2% to our general partner for each quarter of our existence;

•                  Fifth, 85% to all unitholders, pro rata, and 13% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)                                  the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2)                                  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that was distributed 85% to the unitholders, pro rata, 13% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner for each quarter of our existence;

•                  Sixth, 75% to all unitholders, pro rata, 23% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)                                  the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2)                                  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that was distributed 75% to the unitholders, pro rata, and 23% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner for each quarter of our existence; and

•                  Thereafter, 50% to all unitholders, pro rata, 48% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustment for Losses

Upon our liquidation, we will generally allocate any loss to the general partner and the unitholders in the following manner:

•                  First, 98% to holders of subordinated units, pro rata, and 2% to our general partner, until the capital accounts of the holders of the subordinated units have been reduced to zero;

•                  Second, 98% to the holders of common units, pro rata, and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•                  Thereafter, 100% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts Upon the Issuance of Additional Units

We will make adjustments to capital accounts upon the issuance of additional units.  In doing so, we will allocate any unrealized gain and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we would allocate gain or loss upon liquidation.  If we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon liquidation in a manner which results, to the extent possible, in our general partner’s capital account balance equaling the amount which it would have been if no earlier positive adjustments to the capital accounts had been made.

MATERIAL TAX CONSEQUENCES

This section is a summary of the material tax consequences that we believe may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to United States federal income tax matters.  If we offer and sell any debt securities, a description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering.  This section is based on current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change.  Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.  Unless the context otherwise requires, references in this section to “us” or “we” are references to Pacific Energy Partners and the operating company, Pacific Energy Group LLC.

This section does not address all federal income tax matters that affect us or the unitholders.  Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (“REITs”) or mutual funds.  Accordingly, we recommend that each prospective unitholder consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us and our general partner.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders.  Instead, we will rely on opinions and advice of Vinson & Elkins, L.L.P.  Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts.  Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS.  Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade.  In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner.  Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions.  Any modifications may or may not be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

(1)                                  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”);

(2)                                  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and

(3)                                  whether our method for depreciating Section 743 adjustments is sustainable (please read “—Tax Consequences of Unit Ownership—Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability.  Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, even if no cash distributions are made to him.  Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of his adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations.  However, an exception, referred to herein as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.”  Qualifying income includes income and gains derived from the transportation and marketing of natural resources.  Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income.  We estimate that less than 5% of our current income does not constitute qualifying income; however, this estimate could change from time to time.

No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our status or the status of the operating company for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code.  Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based on the Internal Revenue Code, applicable regulations, published revenue rulings and court decisions and the representations set forth below, Pacific Energy Partners will be treated as a partnership and our operating company will be disregarded as an entity separate from Pacific Energy Partners for federal income tax purposes.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on the following factual representations made by us and our general partner:

(a)  Neither Pacific Energy Partners nor our operating company has elected or will elect to be treated as an association or corporation; and

(b)  For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us.  This deemed contribution and liquidation would be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets.  Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates.  In addition, any distribution made to a unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits; or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder’s tax basis in his common units; or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero.  Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The remainder of this section is based on Vinson & Elkins L.L.P.’s opinion that Pacific Energy Partners will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who become limited partners of Pacific Energy Partners will be treated as partners of Pacific Energy Partners for federal income tax purposes.  Also:

(a)  assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

(b)  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Pacific Energy Partners for federal income tax purposes.

As there is no direct authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons.  Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes.  Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”  Income, gain, loss, or deduction would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income.  These holders are urged to consult their own tax advisors with respect to their status as partners in Pacific Energy Partners for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

We will not pay any U.S. federal income tax.  Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him.  Consequently, we may allocate income to a unitholder even if he has not received a cash distribution.  Each unitholder will be required to include in income his share of Pacific Energy Partners’ income, gain, loss and deduction for the taxable year of Pacific Energy Partners ending with or within his taxable year.  Our taxable year ends on December 31.

Treatment of Distributions

Cash distributions made by us to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution.  Cash distributions made by us to a unitholder in an amount in excess of his tax basis in his common units generally will be considered to be gain from the sale or exchange of those common units, taxable in accordance with the rules described under “—Disposition of Common Units” below.  To the extent that cash distributions made by us cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years.  Please read “—Limitations on Deductibility of Losses.”

Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder.  A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution.  A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.”  To that extent, he will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him.  This latter deemed exchange will generally result in the unitholder’s realization of ordinary income.  That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

A unitholder’s initial tax basis for his common units generally will be the amount he paid for the common units plus his share of our nonrecourse liabilities.  That basis generally will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities.  That basis generally will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized.  A unitholder generally will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities.  Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by or for five or fewer individuals or certain tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis.  A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year.  Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased.  Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation.  Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment, or any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement.  A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities.  The passive loss limitations are applied separately with respect to each publicly traded partnership.  Consequently, any losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income.  Similarly, a unitholder’s share of our net income may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.  Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party.  The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.”  Investment interest expense includes:

•                  interest on indebtedness properly allocable to property held for investment;

•                  our interest expense attributable to portfolio income; and

•                  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit.

Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.  The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders.  In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds.  That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made.  If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders.  We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable.  Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us.  At any time that distributions are made to the common units and not to the subordinated units, or that incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of those distributions.  If we have a net loss for the entire year, that amount of loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and then to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as “Contributed Property.”  The effect of these allocations to a unitholder who purchases common units in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering.  In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders.  Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect.  In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•                  his relative contributions to us;

•                  the interests of all the partners in profits and losses;

•                  the interest of all the partners in cash flow; and

•                  the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units.  If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition.  As a result, during this period:

•                  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•                  any cash distributions received by the unitholder as to those units would be fully taxable; and

•                  all of these distributions would appear to be ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller.  Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units.  The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests.  Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Alternative Minimum Tax

Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax.  The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income.  Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

In general, the highest effective federal income tax rate for individuals currently is 35% and the maximum federal income tax rate for net capital gains of an individual currently is 15% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election

We have made the election permitted by Section 754 of the Internal Revenue Code.  That election is irrevocable without the consent of the IRS.  That election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price.  The Section 743(b) adjustment does not apply to a person who purchases common units directly from us, and it belongs only to the purchaser and not to other unitholders.  Please also read, however, “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”  For purposes of this discussion, a unitholder’s inside basis in our assets has two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury Regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain.  Under

Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method.  Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations.  Please read “—Tax Treatment of Operations—Uniformity of Units.”

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable.  This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets.  To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history.  If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets.  This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders.  Please read “—Tax Treatment of Operations—Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer.  In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain on a sale of our assets would be less.  Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer.  Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters.  For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code.  The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead.  Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets.  We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether.  Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election.  If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes.  Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year.  In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction.  Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets.  The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our general partner, its affiliates and our other unitholders as of that time.  Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service.  We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation.  Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain.  Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us.  Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination.  There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize.  The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets.  Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves.  These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts.  If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold.  A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our non-recourse liabilities.  Because the amount realized includes a unitholder’s share of our non-recourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss.  A portion of this gain or loss, which may be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or “inventory items” that we own.  The term “unrealized receivables”

includes potential recapture items, including depreciation recapture.  Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit.  Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units.  Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests.  Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method.  Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred.  Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred.  A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units.  A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and those Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•                  a short sale;

•                  an offsetting notional principal contract; or

•                  a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property.  The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”).  However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized.  As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations.  Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders.  If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders.  We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale).  A purchaser of units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase.  We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee.  However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker.  Failure to notify us of a purchase may lead to the imposition of substantial penalties.

Constructive Termination

We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period.  A constructive termination results in the closing of our taxable year for all unitholders.  In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination.  We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation.  A termination could also result in penalties if we were unable to determine that the termination had occurred.  Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units.  In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory.  A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6).  Any non-uniformity could have a negative impact on the value of the units.  Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets.  Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”  To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history.  If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property.  If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable.  This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders.  If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders.  The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph.  If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions.  Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income.  Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units.  As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain.  Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective rate applicable to individuals, from cash distributions made quarterly to foreign unitholders.  Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes.  A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business.  That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.”  In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder.  Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year.  In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction.  We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS.  Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible.  Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns.  Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and possibly may result in an audit of his own return.  Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings.  The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners.  The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes.  The partnership agreement appoints the general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders.  In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns.  The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner.  The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits.  However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return.  Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)  the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)  whether the beneficial owner is

(1)                                  a person that is not a United States person,

(2)                                  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(3)                                  a tax-exempt entity;

(c)  the amount and description of units held, acquired or transferred for the beneficial owner; and

(d)  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account.  A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us.  The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

A penalty in an amount equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code.  No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company).  The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1)                                  for which there is, or was, “substantial authority,” or

(2)                                  as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in the kind of an “understatement” for which no “substantial authority” exists but for which a reasonable basis for the tax treatment of such item exists, we must disclose the relevant facts on our return.  In such a case, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.  More stringent rules apply to “tax shelters,” a term that in this context does not appear to include us.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis.  No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company).  If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS.  A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million.  Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS.  Please read “—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•                  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-related Penalties,”

•                  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

•                  in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident.  We currently do business or own property in California, Colorado, Montana, New Jersey, Pennsylvania, South Dakota, Utah and Wyoming.  Of these states, only Wyoming does not currently impose a personal income tax.  We may also own property or do business in other states in the future.  Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us.  You may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement.  You will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements.  In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years.  Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state.

Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.  Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us.  Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.”  Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

Canadian Income Tax Considerations

We own shares of Canadian corporations that conduct business in Canada but do not otherwise own any Canadian operating assets and do not directly carry on business in Canada. As a consequence, our Canadian subsidiaries, and not our unitholders, are obligated to file Canadian income tax returns to report the income of such subsidiaries.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us.  Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.  We strongly recommend that each prospective unitholder consult, and depend on, his own tax counsel or other advisor with regard to those matters.  It is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and restrictions imposed by Section 4975 of the Internal Revenue Code.  As used herein, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization.  Among other things, consideration should be given to (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return.  Please read “Material Tax Consequences—Tax-Exempt Organizations and Other Investors.”  The person with investment discretion with respect to the assets of an employee benefit plan (a “fiduciary”) should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code (which also applies to IRAs that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of limited partnership units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances.  Pursuant to these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an “Operating Partnership”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by our general partner, its affiliates and certain other persons) is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as governmental plans).  Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).

Plan fiduciaries contemplating a purchase of limited partnership units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

SELLING UNITHOLDERS

In addition to securities that may be offered by Pacific Energy Partners and Pacific Energy Finance Corporation this prospectus covers the offering for resale of up to:

(a) 4,300,000 common units purchased from us in a private placement on September 30, 2005 by the holders of such common units, including the original purchasers: Tortoise Energy Capital Corporation, Tortoise Energy Infrastructure Corporation, Kayne Anderson Energy Total Return Fund, Inc., Structured Finance Americas LLC, Fiduciary/Claymore MLP Opportunity Fund, Energy Income and Growth Fund, The Cushing Fund, LP, Strome MLP Fund, LP, and their transferees, if any; and

(b) 7,848,750 subordinated units (or up to 7,848,750 common units upon conversion of such subordinated units) and 2,616,250 common units by LB Pacific, LP, the owner of our general partner, and LB Pacific, LP’s transferees, if any.

The applicable prospectus supplement will set forth, with respect to the selling unitholders:

•                  the name of the selling unitholder;

•                  the nature of the position, office or other material relationship which the selling unitholder will have had within the prior three years with us or any of our affiliates;

•                  the number of common units and subordinated units owned by the selling unitholder prior to the offering;

•                  the number of common units and subordinated units to be offered for the selling unitholder’s account; and

•                  the amount and (if one percent or more) the percentage of common units and subordinated units to be owned by the selling unitholder after the completion of the offering.

Pursuant to our partnership agreement and other agreements with certain of the selling unitholders, all expenses incurred, excluding underwriting discounts and commission, with the registration of the common units and subordinated unitsholders owned by the selling unitholders named above will be borne by us.

Additional selling unitholders may be identified by prospectus supplement.

PLAN OF DISTRIBUTION

We and the selling shareholders may sell the securities being offered hereby:

•                  directly to purchasers;

•                  through agents;

•                  through underwriters; and

•                  through dealers.

We, the selling shareholders or agents designated by us or them, as appropriate, may directly solicit, from time to time, offers to purchase the securities.  Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act.  We or the selling shareholders, as appropriate, will name the agents involved in the offer or sale of the securities and describe any commissions payable by us or the selling shareholders to these agents in the prospectus supplement.  Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment.  The agents may be entitled under agreements which may be entered into with us or the selling shareholders to indemnification by us against specific civil liabilities, including liabilities under the Securities Act.  The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. If we reach agreement with an agent with respect to a specific offering, including the number of common units and any minimum price below which sales may not be made, then such agent would agree to use its reasonable efforts, consistent with its normal trading and sales practices, to sell such common units on the agreed terms. Such agent could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, including sales made on or through the facilities of the New York Stock Exchange or sales made to or through a market maker other than on an exchange. The agent will be deemed to be an “underwriter” within the meaning of the Securities Act, with respect to any sales effected through an “at the market” offering, and the compensation paid to the agent with respect to such sales will be deemed to be underwriting commissions or discounts. Any commissions so paid will be set forth in a prospectus supplement relating thereto.

If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them.  If the selling shareholders utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we may enter into an underwriting agreement with those underwriters at the time of sale to them.  The names of these underwriters, if any, and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.  We may indemnify the underwriters under the relevant underwriting agreement to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal.  The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale.  We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

The aggregate maximum compensation that members of the NASD or independent broker-dealers will receive in connection with the sale of any securities pursuant to this registration statement will not be greater than 7% of the gross proceeds of such sale.

Because the NASD views our common units as interests in a direct participation program, any offering of common units pursuant to this registration statement will be made in compliance with Rule 2810 of the NASD Conduct Rules.  Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon by Vinson & Elkins L.L.P., New York, New York, as our counsel.  Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of Pacific Energy Partners, L.P. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheet of Pacific Energy GP, L.P. as of December 31, 2004, has been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580 Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or on our website at www.PacificEnergy.com. We do not intend for information contained in our website to be part of this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding those furnished to the SEC on Form 8-K) are incorporated by reference in this prospectus.

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

•                  Quarterly Report on Form 10-Q for the period ended September 30, 2005.

•                  Quarterly Report on Form 10-Q for the period ended June 30, 2005.

•                  Quarterly Report on Form 10-Q for the period ended March 31, 2005.

•                  Current Reports on Form 8-K dated November 14, 2005 and November 21, 2005.

•                  The audited balance sheet of our general partner contained in the Current Report on Form 8-K, filed September 6, 2005.

•                  The description of our common units contained in the Registration Statement on Form 8-A, filed June 3, 2002.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Pacific Energy Partners, L.P.
Attn: Investor Relations
5900 Cherry Avenue
Long Beach, California
90805-4408
(562) 728-2800

You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, as well as the information we previously filed with the SEC that is incorporated by reference herein, is accurate as of any date other than its respective date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.  Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby.  With the exception of the SEC registration fee and the NASD filing fee, the amounts set forth below are estimates.

Registration fee	$154,593
NASD fee	$75,500
Printing and engraving expenses	$375,000
Fees and expenses of legal counsel	$500,000
Accounting fees and expenses	$400,000
Fees and expenses of Trustee	$30,000
Miscellaneous	$30,007
Total	$1,565,100

Item 15.  Indemnification of Directors and Officers.

The partnership agreement of Pacific Energy Partners provides that it will, to the fullest extent permitted by law, indemnify and advance expenses to the general partner, any departing partner (as defined therein), any person who is or was an affiliate of the general partner or any departing partner, any person who is or was a partner, officer, director, employee, member, agent, fiduciary or trustee of any group member (as defined therein), the general partner or any departing partner or any affiliate of any group member, the general partner or any departing partner, or any person who is or was serving at the request of the general partner or any affiliate of the general partner or any departing partner or any affiliate of any departing partner as a partner, officer, director, employee, member, agent or trustee of another person (“indemnitees”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee; provided, that in each case the indemnitee acted in good faith and in a manner which such indemnitee reasonably believed to be in, or (in the case of a person other than the general partner) not opposed to, the best interests of the partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of the partnership.

The limited liability company agreement of Pacific Energy Group LLC provides that it will, to the fullest extent permitted by law, indemnify and advance expenses to indemnitees (as defined therein) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee, provided that in each case the indemnitee acted in good faith and in a manner which such indemnitee reasonably believed to be in, or not opposed to the best interests of, the operating company. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of the operating company.

Pacific Energy Partners and Pacific Energy Group LLC are authorized to purchase (or to reimburse the general partner for the costs of) insurance against liabilities asserted against and expenses incurred by the persons described in the paragraphs above in connection with their activities, whether or not they would have the power to indemnify such person against such liabilities under the provisions described in the paragraphs above. The general partner of Pacific Energy Partners has purchased insurance, the cost of which is reimbursed by Pacific Energy Partners, covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries including the operating company and the subsidiary guarantors.

The bylaws of Pacific Energy Finance Corporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any proceeding (as defined therein) by reason of the fact that such person or a person of whom such person is the legal representative, is or was or has agreed to become a director or officer of the corporation, whether the basis of such proceeding is alleged action in an official capacity as a director or officer in any other capacity while serving or having agreed to serve as a director or officer, will be indemnified by the corporation to the fullest extent authorized by law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. The corporation is authorized to indemnify any such person only if such proceeding was authorized by the board of directors. The corporation is authorized to purchase insurance to protect itself and any person who is or was serving as a director, officer, employee or agent of the corporation.

Each of the limited liability company agreements of Pacific Marketing and Transportation LLC, Pacific Atlantic Terminals LLC, Rocky Mountain Pipeline System LLC, Ranch Pipeline LLC and PEG Canada GP LLC provides that it will, to the fullest extent allowable by applicable law, indemnify indemnified persons (as defined therein) from and against and in respect of any and all claims arising from, relating to or associated with, any act or omission of such indemnified person within the scope of his authority in the course of the company’s business taken in good faith and in a manner the indemnified person reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful, in each case regardless of whether any such claim results solely or in part from the active or passive or sole or contributory ordinary negligence of such indemnified person. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. This indemnification would not extent to any amount of punitive damages or other damages attributable to the gross negligence or willful misconduct of any indemnified person. Any indemnification under these provisions will be only out of the assets of such company.

Item 16.  Exhibits.

The following documents are filed as exhibits to this registration statement:

1	.1*	Form of Underwriting Agreement

4.1

First Amended and Restated Agreement of Limited Partnership of Pacific Energy Partners, L.P., dated July 26, 2002 (Incorporated by reference to Pacific Energy Partners, L.P.’s Form 10-Q filed on September 5, 2002, Exhibit 3.2)

4.2

Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of Pacific Energy Partners, L.P., dated July 30, 2003 (Incorporated by reference to Pacific Energy Partners, L.P.’s Form S-3 filed on August 1, 2003, Exhibit 3.3)

4.3

Amendment No. 2 to First Amended and Restated Agreement of Limited Partnership of Pacific Energy Partners, L.P., dated July 30, 2003 (Incorporated by reference to Pacific Energy Partners, L.P.’s Form 10-K filed on March 15, 2004

4.4

Amendment No. 3 to First Amended and Restated Agreement of Limited Partnership of Pacific Energy Partners, L.P., dated July 30, 2003 (Incorporated by reference to Pacific Energy Partners, L.P.’s Form 10-Q filed on May 5, 2004)

4	.5*	Form of Senior Indenture of Pacific Energy Partners, L.P. and Pacific Energy Finance Corporation

4	.6*	Form of Subordinated Indenture of Pacific Energy Partners, L.P. and Pacific Energy Finance Corporation

5	.1**	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8	.1**	Opinion of Vinson & Elkins L.L.P. relating to tax matters

12.1		Statement of Computation of Ratios of Earnings to Fixed Charges (Incorporated by reference to Pacific Energy Partners, L.P.’s Form S-4 filed on December 8, 2005, Exhibit 12.1)

23	.1**	Consent of KPMG LLP

23	.2**	Consent of KPMG LLP

23	.3**	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1)

24	.1**	Power of Attorney (contained on signature page)

25	.1*	Form T-1 Statement of Eligibility and Qualification respecting the Indenture of Pacific Energy Partners, L.P.

*                 To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrant.

**          Filed herewith.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on December 22, 2005.

PACIFIC ENERGY PARTNERS, L.P.

By:	PACIFIC ENERGY GP, LP, its general partner

	By:	PACIFIC ENERGY MANAGEMENT LLC, its general partner

		By:	/s/ IRVIN TOOLE, JR.
Irvin Toole, Jr. President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Irvin Toole, Jr. and Gerald A. Tywoniuk, and each of them, any of whom may act without the joinder of the other, as his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

/S/ CHRISTOPHER R. MANNING	Chairman of the Board of Directors	December 22, 2005
Christopher R. Manning

/S/ FORREST E. WYLIE	Vice Chairman of the Board of Directors	December 22, 2005
Forrest E. Wylie

President, Chief Executive Officer and
/S/ IRVIN TOOLE, JR.	Director	December 22, 2005
Irvin Toole, Jr.	(Principal Executive Officer and
Director)

/S/ GERALD A. TYWONIUK	Senior Vice President and	December 22, 2005
Gerald A. Tywoniuk	Chief Financial Officer
(Principal Financial and Accounting Officer)

/S/ HARSHA M. TANK	Controller	December 22, 2005
Harsha M. Tank

/S/ JOSHUA L. COLLINS	Director	December 22, 2005
Joshua L. Collins

/S/ TIMOTHY H. DAY	Director	December 22, 2005
Timothy H. Day

/S/ DAVID L. LEMMON	Director	December 22, 2005
David L. Lemmon

/S/ JOHN C. LINEHAN	Director	December 22, 2005
John C. Linehan

/S/ DOUGLAS L. POLSON	Director	December 22, 2005
Douglas L. Polson

/S/ JIM E. SHAMAS	Director	December 22, 2005
Jim E. Shamas

/S/ JIM E. SHAMAS	Director	December 22, 2005
William L. Thacker

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on December 22, 2005.

PACIFIC ENERGY FINANCE CORPORATION

By:	/s/ GERALD A. TYWONIUK
Gerald A. Tywoniuk
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Irvin Toole, Jr. and Gerald A. Tywoniuk, and each of them, any of whom may act without the joinder of the other, as his lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

/S/ GERALD A. TYWONIUK	Senior Vice President and Chief Financial Officer	December 22, 2005
Gerald A. Tywoniuk
(Principal Financial Officer)

/S/ IRVIN TOOLE, JR.	Director	December 22, 2005
Irvin Toole, Jr.

/S/ DAVID E. WRIGHT	Director	December 22, 2005
David E. Wright

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on December 22, 2005.

PACIFIC ENERGY GROUP LLC

By:	PACIFIC ENERGY PARTNERS, L.P., its Sole Member

	By:	PACIFIC ENERGY GP, LP, its General Partner

		By:	PACIFIC ENERGY MANAGEMENT LLC, its General Partner

			By:		/S/ IRVIN TOOLE, JR.
Irvin Toole, Jr.
President and Chief Executive Officer

PACIFIC MARKETING AND TRANSPORTATION LLC ROCKY MOUNTAIN PIPELINE SYSTEM LLC RANCH PIPELINE LLC PACIFIC ATLANTIC TERMINALS LLC

By:	PACIFIC ENERGY GROUP LLC, its Sole Member

	By:	PACIFIC ENERGY PARTNERS, L.P., its Sole Member

		By:	PACIFIC ENERGY GP, LP, its General Partner

			By:		PACIFIC ENERGY MANAGEMENT LLC, its General Partner

				By:	/S/ IRVIN TOOLE, JR.
Irvin Toole, Jr.
President and Chief Executive Officer

PEG CANADA GP LLC

By:	PACIFIC ENERGY PARTNERS, L.P., its Sole Member

	By:	PACIFIC ENERGY GP, LP, its General Partner

		By:	PACIFIC ENERGY MANAGEMENT LLC, its General Partner

			By:		/S/ IRVIN TOOLE, JR.
Irvin Toole, Jr.
President and Chief Executive Officer

PEG CANADA, L.P.

By:	PEG CANADA GP LLC, its General Partner

	By:	PACIFIC ENERGY PARTNERS, L.P., its Sole Member

		By:	PACIFIC ENERGY GP, LP, its General Partner

			By:	PACIFIC ENERGY MANAGEMENT LLC, its General Partner

				By:	/S/ IRVIN TOOLE, JR.
Irvin Toole, Jr.
President and Chief Executive Officer

INDEX TO EXHIBITS

1	.1*	Form of Underwriting Agreement

4.1

First Amended and Restated Agreement of Limited Partnership of Pacific Energy Partners, L.P., dated July 26, 2002 (Incorporated by reference to Pacific Energy Partners, L.P.’s Form 10-Q filed on September 5, 2002, Exhibit 3.2)

4.2

Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of Pacific Energy Partners, L.P., dated July 30, 2003 (Incorporated by reference to Pacific Energy Partners, L.P.’s Form S-3 filed on August 1, 2003, Exhibit 3.3)

4.3

Amendment No. 2 to First Amended and Restated Agreement of Limited Partnership of Pacific Energy Partners, L.P., dated July 30, 2003 (Incorporated by reference to Pacific Energy Partners, L.P.’s Form 10-K filed on March 15, 2004

4.4

Amendment No. 3 to First Amended and Restated Agreement of Limited Partnership of Pacific Energy Partners, L.P., dated July 30, 2003 (Incorporated by reference to Pacific Energy Partners, L.P.’s Form 10-Q filed on May 5, 2004)

4	.5*	Form of Senior Indenture of Pacific Energy Partners, L.P. and Pacific Energy Finance Corporation

4	.6*	Form of Subordinated Indenture of Pacific Energy Partners, L.P. and Pacific Energy Finance Corporation

5	.1**	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8	.1**	Opinion of Vinson & Elkins L.L.P. relating to tax matters

12.1		Statement of Computation of Ratios of Earnings to Fixed Charges (Incorporated by reference to Pacific Energy Partners, L.P.’s Form S-4 filed on December 8, 2005, Exhibit 12.1)

23	.1**	Consent of KPMG LLP

23	.2**	Consent of KPMG LLP

23	.3**	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1)

24	.1**	Power of Attorney (contained on signature page)

25	.1*	Form T-1 Statement of Eligibility and Qualification respecting the Indenture of Pacific Energy Partners, L.P.

*                 To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrant.

**          Filed herewith.